SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
               of the Securities Exchange Act of 1934, as Amended


Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]


Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only(as permitted by Rule
     14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                       THE ULTIMATE SOFTWARE GROUP, INC.
               (Name of Registrant as Specified in Its Charter)




   (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                        THE ULTIMATE SOFTWARE GROUP, INC.
                                2000 ULTIMATE WAY
                              WESTON, FLORIDA 33326



                                                                 April 10, 2000



Dear Stockholder:


         You are cordially invited to attend the 2000 Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (the "Company" or "Ultimate Software"), which will be held on Thursday, May 18, 2000 at 9:00 a.m. at the Company's principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 (the "Annual Meeting").

     The principal business of the meeting will be to elect two directors to serve for three-year terms or until their respective successors are duly elected and qualified and to transact such other business as may properly come before the meeting or any postponement or adjournment thereof. During the Annual Meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 2000.

     Whether you plan to attend the Annual Meeting or not, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

     For your benefit, enclosed is a copy of Ultimate Software's Annual Report to Stockholders, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission, which includes audited financial statements and notes thereto. We thank you for your continued interest in Ultimate Software.

                                       Sincerely yours,

                                        /s/ Scott Scherr
                                       -----------------------------------------
                                       Scott Scherr
                                       Chairman, President and Chief Executive
                                       Officer

                        THE ULTIMATE SOFTWARE GROUP, INC.
                                2000 ULTIMATE WAY
                              WESTON, FLORIDA 33326



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 2000



TO THE STOCKHOLDERS OF THE ULTIMATE SOFTWARE GROUP, INC.:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (the "Company") will be held on Thursday, May 18, 2000 at 9:00 a.m. at the Company's principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 for the following purposes:

  1. To elect two directors to serve until the 2003 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and


  2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.


     Holders of record of the voting stock of the Company at the close of business on March 31, 2000 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

     ENCLOSED ARE A PROXY STATEMENT, A FORM OF PROXY AND AN ADDRESSED RETURN ENVELOPE. ALL STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO BE PRESENT AT THE MEETING, ARE REQUESTED TO FILL IN, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO ATTEND THE MEETING MAY, IF THEY DESIRE, REVOKE THEIR PROXIES AND VOTE IN PERSON.

                                        By Order of the Board of Directors
                                         /s/ Vivian Maza
                                        ----------------------------------
                                        Vivian Maza
                                        Secretary

Weston, Florida
April 10, 2000

                        THE ULTIMATE SOFTWARE GROUP, INC.
                                2000 ULTIMATE WAY
                              WESTON, FLORIDA 33326


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 2000

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of The Ultimate Software Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 18, 2000, at 9:00 a.m., at the Company's principal corporate office at 2000 Ultimate Way, Weston, Florida and at any postponement or adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement, the accompanying proxy and the Company's Annual Report to Stockholders for 1999 including therewith the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Form 10-K"), are first being mailed to stockholders commencing on or about April 10, 2000.

     Proxies are being solicited from holders of the Company's common stock, par value $0.01 per share (the "Common Stock"). If a proxy is properly executed and returned, the shares represented by it will be voted and, where specification is made by the stockholder as provided in such proxy, will be voted in accordance with such specification. Unless a stockholder specifies otherwise, all shares represented by valid proxies will be voted (i) FOR the election of the persons named in this Proxy Statement as the nominees of the Company under the heading "Election of Directors," and (ii) at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

                             SOLICITATION OF PROXIES

     The Company is paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by directors, officers and regular employees of the Company without additional compensation. Brokers, dealers, banks, voting trusts, custodians and other institutions, and their nominees, who are holders of shares of the Company's Common Stock on the Record Date referred to below, will be requested to forward the soliciting material to the beneficial owners of such shares of Common Stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such institutions for their reasonable expenses in forwarding proxy material to their beneficial owners.

                          VOTING RIGHTS AND PROCEDURES

     Only stockholders of record of the Common Stock of the Company at the close of business on March 31, 2000 (the "Record Date"), will be entitled to vote at the Annual Meeting. As of that date, a total of 16,075,488 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast is required for the election of directors.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual

Meeting. If a stockholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

     A stockholder may revoke a proxy at any time prior to its exercise by giving to the Secretary of the Company a written notice of revocation of the proxy's authority prior to the voting thereof or by submitting a duly executed proxy bearing a later date, or by voting in person, at the Annual Meeting.

                        PROPOSAL I--ELECTION OF DIRECTORS

     The Board of the Company is currently composed of eight members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Mr. Marc D. Scherr, Mr. John R. Walter and Mr. Rick Wilber are the directors in the class whose term expires at the Annual Meeting. Mr. Wilber has chosen not to serve beyond his existing term which ends at the Annual Meeting.


     The Board has nominated Messrs. Marc D. Scherr and John R. Walter for election to the Board at the Annual Meeting for terms of three years, expiring at the 2003 Annual Meeting, and each has indicated a willingness to serve. The other directors of the Company will continue in office for their existing terms. Mr. Scott Scherr, Dr. Alan Goldstein and Mr. Ofer Nemirovsky serve in the class whose term expires at the Annual Meeting in 2001. Mr. LeRoy A. Vander Putten and Mr. Robert A. Yanover serve in the class whose term expires at the Annual Meeting in 2002. The affirmative vote of a plurality of the votes cast at the Annual Meeting is necessary to elect the nominees for director. The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Marc D. Scherr and John R. Walter, unless otherwise directed. In the event that any nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board.


     The following table sets forth certain information concerning the nominees, based on data furnished by them. Information regarding incumbent directors whose terms are not expiring and that of Mr. Wilber who will not serve beyond his existing term is included in the section labeled "Directors and Executive Officers" below.


NAME OF NOMINEE              AGE             PRINCIPAL OCCUPATION             DIRECTOR SINCE
-------------------------   -----   --------------------------------------   ---------------
Marc D. Scherr ..........    42     Vice Chairman, The Ultimate Software         April 1996
                                    Group, Inc.

John R. Walter ..........    53     Chairman, Manpower, Inc.                     July 1999

     Marc D. Scherr has been a director of the Company since its inception in April 1996 and was elected as Vice Chairman in July 1998. Mr. Scherr became an executive officer of the Company effective March 1, 2000. Mr. Scherr served as a director of Gerschel & Co., Inc., a private investment firm, from January 1992 until March 2000. In December 1995, Mr. Scherr co-founded Residential Company of America, Ltd. ("RCA"), a real estate firm, and served as President of its general partner until March 2000. Mr. Scherr also served as Vice President of RCA's general partner from its inception in August 1993 until December 1995. From 1990 to 1992, Mr. Scherr was a real estate pension fund advisor at Aldrich, Eastman & Waltch. Previously, he was a partner in the Boston law firm of Fine & Ambrogne. Mr. Scherr is the brother of Scott Scherr, Chairman of the Board, President and Chief Executive Officer of the Company.


     John R. Walter has served as a director of the Company since July 1999. Mr. Walter is the current Chairman of Manpower, Inc., a provider of temporary employee services, retired President and Chief Operating Officer of AT&T Corp. ("AT&T"), a telecommunications company, and former Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons, a financial printing company. Mr. Walter is Chairman of the Management Advisory Board of Aberdeen Strategic Capital LP, which has an investment in the Company. Aberdeen Strategic Capital is a private equity fund focused on value-added investments in public companies. In addition to Manpower, Inc., Aberdeen Strategic Capital and the Company, Mr. Walter serves on the boards of directors of Abbott Laboratories, Deere & Company, Celestica, Inc., Jones Lang LaSalle, Inc., and Prime Capital Corporation. Mr. Walter also serves on the International Advisory Council of the Singapore Economic Development Board, is a director of Evanston Northwestern Healthcare Corporation, and holds numerous other advisory and membership positions. Mr. Walter began his career in 1969 at R.R. Donnelley. After holding sales and executive positions of increasing responsibility, in 1989 he was appointed R.R. Donnelley's Chairman, President and Chief Executive Officer, a position he retained through 1996, when he resigned to join AT&T. As President and Chief Operating Officer of AT&T, Mr. Walter was responsible for day-to-day operations of the company's core long-distance, local, wireless and on-line services businesses, as well as its credit card and outsourcing businesses.


     THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. MARC D. SCHERR AND JOHN R. WALTER AS DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 2003 ANNUAL MEETING AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.


BOARD MEETINGS AND COMMITTEES OF THE BOARD


     During fiscal 1999, the Board held four meetings. During fiscal 1999, each director holding office during the year attended at least 75% of the total number of meetings of the Board and committees of the Board on which he served. The Board has an Executive Committee, an Audit Committee and a Compensation Committee, which are described below.

     EXECUTIVE COMMITTEE. The Executive Committee is composed of Messrs. Scott Scherr, Ofer Nemirovsky, Marc D. Scherr and Dr. Alan Goldstein. The Executive Committee has the authority to exercise (except as provided by law or as may have been specifically reserved by or for the Board) all the powers and authority of the Board in the management of the business and affairs of the Company between regular meetings of the Board and while the Board is not in session. The Executive Committee held no meetings during fiscal 1999.

     AUDIT COMMITTEE. Messrs. Ofer Nemirovsky (Chairman), John R. Walter and Robert Yanover are members of the Audit Committee. The Audit Committee is responsible for reviewing the Company's financial condition with officers and employees of the Company, as well as the Company's independent auditors, and reporting to the Board concerning such reviews. The Audit Committee also makes recommendations to the Board and management of the Company concerning auditing and accounting matters and the selection of independent auditors. The Audit Committee held three meetings during fiscal 1999.

     The Company's independent auditors for the fiscal year ended December 31, 1999 were Arthur Andersen LLP. Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

     COMPENSATION COMMITTEE. Messrs. LeRoy Vander Putten (Chairman) and Rick Wilber are members of the Compensation Committee. Subsequent to the Annual Meeting, the date on which

Mr. Wilber's term as a director expires, the Board will appoint a replacement for Mr. Wilber on the Compensation Committee. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of the Company and oversees the Company's stock plans and such other benefits plans as the Company may from time to time maintain. The Compensation Committee held four meetings during fiscal 1999.

DIRECTOR COMPENSATION

     As compensation for serving on the Board, each non-employee director of the Company receives a quarterly retainer of $5,000, payable exclusively in the form of options to purchase Common Stock under The Ultimate Software Group, Inc. Nonqualified Stock Option Plan (the "Stock Option Plan"). Such options vest upon the date of grant and have an exercise price equal to 30% of the fair market value of the Company's Common Stock on the date of grant. The total discount from fair market value on all options granted to directors for a calendar quarter is equivalent to the retainer fees earned by the non-employee directors for such quarter. All directors are reimbursed for expenses incurred in connection with their attendance at Board and related committee meetings.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 10, 2000 (unless otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock; and (ii) each of the Company's directors and executive officers and all directors and executive officers of the Company as a group.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNERSHIP(1)    OF CLASS(2)
------------------------------------------------  -----------------  -----------
HarbourVest Partners V--Direct Fund L.P.(3) ....       1,550,807          9.7%
 One Financial Center, 44th Fl.
 Boston, MA 02111

Scudder Kemper Investments, Inc.(4) ............       1,300,400          8.1%
 345 Park Avenue
 New York, New York 10154

J.P. Morgan Investment Corporation(5) ..........         969,267          6.0%
 60 Wall Street
 New York, NY 10260

Michael Feinberg(6) ............................       1,046,740          6.5%
 3980 N. 32 Terrace
 Hollywood, FL 33312

Scott Scherr(7) ................................         687,701          4.3%

Alan Goldstein, M.D.(8) ........................         552,838          3.4%

Mitchell K. Dauerman(9) ........................         143,701            *

James M. Alu(10) ...............................         132,217            *

Ofer Nemirovsky(3)(11) .........................       1,556,947          9.7%

Marc D. Scherr(12) .............................         341,702          2.1%

LeRoy A. Vander Putten(13) .....................          27,378            *

John R. Walter(14) .............................         631,590          3.9%

Rick Wilber(15) ................................         354,250          2.2%

Robert A. Yanover(16) ..........................         166,657          1.0%

All directors and executive officers
  as a group (10 persons)(17) ..................       4,594,980         28.6%

----------------
  * Indicates beneficial ownership of less than 1.0% of the outstanding Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days hereof are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2) Applicable percentage of ownership is based on 16,063,338 shares of Common Stock outstanding.
(3) Mr. Nemirovsky, a director of the Company, is a Managing Director of HarbourVest Partners, L.L.C. which is the Managing Director of the HVP V-Direct Associates, L.L.C. which in turn is the General Partner of HarbourVest Partners V-Direct Fund L.P. ("HarborVest"). Mr. Nemirovsky disclaims beneficial ownership of the shares held by HarbourVest, except to the extent of his pecuniary interest therein.
(4)  Represents shares held as of December 31, 1999.
(5) Represents 899,032 shares of Common Stock held by J.P. Morgan Investment Corporation and 70,235 shares of Common Stock held as of December 31, 1999 by Sixty Wall Street SBIC Fund, L.P., which is an affiliate of J.P. Morgan Investment Corporation.
(6) Represents 949,815 shares of Common Stock owned by Mr. Feinberg and 96,925 shares of Common Stock owned by Ann Feinberg, his spouse, held as of December 31, 1999.
(7) Represents 331,735 shares of Common Stock held by Mr. Scott Scherr, 116,368 shares of Common Stock held by Mr. Scott Scherr for the benefit of one of his children and exercisable options to purchase 239,598 shares of Common Stock.
(8) Represents 309,985 shares of Common Stock held by Dr. Goldstein, 57,315 shares of Common Stock held by the Alan S. Goldstein Irrevocable Trust, of which Mr. Goldstein's wife, Cheryl A. Zickler, is the trustee, and exercisable options to purchase 185,538 shares of Common Stock. Mr. Goldstein disclaims beneficial ownership of the shares owned by the Alan S. Goldstein Irrevocable Trust.
(9)  Represents exercisable options to purchase 143,701 shares of Common Stock.
(10) Represents 93,050 share of Common Stock held by Mr. Alu, 2,400 shares of Common Stock held for the benefit of Mr. Alu's children, and exercisable options to purchase 36,767 shares of Common Stock.
(11) Includes exercisable options to purchase 6,140 shares of Common Stock. Options issued and issuable to Mr. Nemirovsky in his capacity as a director of the Company's Board are beneficially owned by HarbourVest by special agreement between Mr. Nemirovsky and HarbourVest. See note (3) for balance of shares disclosed herein as beneficially owned.
(12) Represents 23,259 shares of Common Stock held by Mr. Marc Scherr, 13,567 shares of Common Stock held by certain trusts established for the benefit of Mr. Marc Scherr's children, and exercisable options to purchase 304,876 shares of Common Stock. Mr. Marc Scherr disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his children.
(13) Represents 21,238 shares of Common Stock held by Mr. Vander Putten and exercisable options to purchase 6,140 shares of Common Stock.
(14) Represents 594,090 shares of Common Stock held by Aberdeen Strategic Capital LP ("Aberdeen") and an exercisable warrant to purchase 37,500 shares of Common Stock, as described below. Mr. Walter is Chairman of the Management Advisory Board of Aberdeen, which has a consulting agreement with the Company. As sole compensation for the services of Aberdeen and its affiliates under the consulting agreement, on October 21, 1999 the Company issued to Aberdeen a warrant to purchase 100,000 shares of the Company's Common Stock for $10 per share. Mr. Walter is a minority stockholder of Aberdeen. Mr. Walter disclaims beneficial ownership of the shares held by Aberdeen, except to the extent of his pecuniary interest therein.
(15) Represents 322,812 shares of Common Stock and exercisable options to purchase 31,438 shares of Common Stock.
(16) Represents 135,219 shares of Common Stock held by Yanover Associates and exercisable options held by Mr. Yanover to purchase 31,438 shares of Common Stock. Mr. Yanover is the President of the general partner of Yanover Associates.
(17) Represents an aggregate of 3,571,846 shares of Common Stock and exercisable options to purchase an aggregate of 1,010,635 shares of Common Stock.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers (Messrs. Scott Scherr, Marc D. Scherr, Dr. Alan Goldstein, Mitchell K. Dauerman and James M. Alu), and their ages as of March 10, 2000, are as follows:



NAME                                 AGE    POSITION(S)
---------------------------------   -----   ----------------------------------------------------------------
Scott Scherr ....................    48     Chairman of the Board, President and Chief Executive Officer
Marc D. Scherr ..................    42     Vice Chairman of the Board
Alan Goldstein, M.D. ............    49     Executive Vice President, Chief Technology Officer and Director
Mitchell K. Dauerman ............    43     Executive Vice President, Chief Financial Officer and Treasurer
James M. Alu ....................    55     Executive Vice President and Chief Operating Officer
Ofer Nemirovsky .................    41     Director
LeRoy A. Vander Putten ..........    65     Director
John R. Walter ..................    53     Director
Rick Wilber .....................    53     Director
Robert A. Yanover ...............    63     Director

     Scott Scherr has served as President and a director of the Company since its inception in April 1996 and has been Chairman of the Board and Chief Executive Officer of the Company since September 1996. In 1990, Mr. Scherr founded The Ultimate Software Group, Ltd. (the "Partnership"), the business and operations of which were assumed by the Company in 1996. Mr. Scherr served as President of the Partnership's general partner from the inception of the Partnership until its dissolution in March 1998. From 1979 until 1990, he held various positions at Automatic Data Processing, Inc. ("ADP"), a payroll services company, where his titles included Vice President of Operations and Sales Executive. Prior to joining ADP, Mr. Scherr ran Management Statistics, Inc., a data processing service bureau founded by his father, Reuben Scherr, in 1959. He is the brother of Marc Scherr, the Vice Chairman of the Board of the Company.

     Alan Goldstein, M.D., FACS has served as a director of the Company since its inception in April 1996 and as Executive Vice President and Chief Technology Officer since September 1996. From April 1996 through September 1996, he served as Vice President and Treasurer of the Company. From January 1994 until February 1998, Dr. Goldstein served as Vice President of the general partner of the Partnership. In 1989, Dr. Goldstein founded Strategic Image Systems, Inc., which produced and developed software applications and tools. From 1985 to 1986, Dr. Goldstein served as Vice President of Information Systems for Loren Industries, Inc., a jewelry casting manufacturer. From 1985 to 1987, Dr. Goldstein served as Director of Surgical Services at Kings County Hospital in New York. In 1985, as a trauma surgeon engaged in research and medical education, Dr. Goldstein developed a software application for use in hospitals to aid in patient management, quality assurance and physician education.


     Mitchell K. Dauerman has served as Executive Vice President of the Company since April 1998 and as Chief Financial Officer and Treasurer of the Company since September 1996. From 1979 to 1996, Mr. Dauerman held various positions with KPMG LLP, a global accounting and consulting firm, serving as a Partner in the firm from 1988 to 1996. Mr. Dauerman is a Certified Public Accountant.

     James M. Alu has served as Executive Vice President of the Company since February 1999 and as Chief Operating Officer since January 1998. Prior to that, Mr. Alu served as Vice President of the Company from September 1996 and Vice President of the general partner of the Partnership from July 1993 until April 1996. From 1988 until 1993, Mr. Alu served as Area Sales Vice President for the northeastern United States for ADP's Dealer Services Group.

     Ofer Nemirovsky has served as a director of the Company since June 1997 and is Chairman of the Audit Committee of the Board. Mr. Nemirovsky has been a Managing Director of HarbourVest Partners, LLC since January 1997. HarbourVest Partners, LLC was formed by the management team of Hancock Venture Partners, Inc., a venture capital investment firm ("HVP"), where Mr. Nemirovsky had served in various capacities since 1986. Prior to joining HVP, Mr. Nemirovsky held various computer sales and marketing positions at Hewlett-Packard Company, a measurement, computation and communications company. He is currently a director of Primix Solutions, Inc. (formerly OneWave, Inc.), an Internet software and services company, and Daleen Technologies, Inc., a telecommunications billing software company, as well as several privately-held companies.

     LeRoy A. Vander Putten has served as a director of the Company since October 1997 and is Chairman of the Compensation Committee of the Board. Mr. Vander Putten has served as the Chairman of Trade Resources International Holdings, Ltd., a corporation engaged in trade finance for exporters from developing countries, since April 1998. From January 1988 until May 1997, Mr. Vander Putten was Chairman and Chief Executive Officer of Executive Risk Inc., a specialty insurance holding company. From August 1982 to January 1988, Mr. Vander Putten served as Vice President and Deputy Treasurer of The Aetna Life and Casualty Company, an insurance company.

     Rick Wilber has served as a director of the Company since October 1997 and is a member of the Compensation Committee of the Board. Mr. Wilber was a co-founder of Champs Sports Shops and served as its President from 1974 to 1984. He served on the Board of Royce Laboratories, a pharmaceutical concern, from 1990 until April 1997, when the company was sold to Watson Pharmaceuticals, Inc., a pharmaceutical concern. Mr. Wilber currently is the President of Lynn's Hallmark Cards which owns and operates a number of Hallmark Card stores. Mr. Wilber has chosen not to serve as a director of the Company beyond his existing term which ends on May 18, 2000.

     Robert A. Yanover has served as a director of the Company since January 1997 and is a member of the Audit Committee of the Board. Mr. Yanover founded Computer Leasing Corporation of Michigan, a private leasing company, in 1975 and has served as its President since that time. Mr. Yanover also founded Lason, Inc., a corporation specializing in the imaging business, and served as Chairman of the Board from its inception in 1987 until 1998 and is currently a director.

     Information regarding Messrs. Marc D. Scherr and John R. Walter is included under the heading "Proposal I--Election of Directors."

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation for services rendered in all capacities to the Company during the past three completed fiscal years by the Company's Chief Executive Officer and all other executive officers of the
Company:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                      -------------
                                               ANNUAL COMPENSATION      SECURITIES
                                    FISCAL     -------------------      UNDERLYING        ALL OTHER
NAME AND POSITION(1)                 YEAR      SALARY(2)     BONUS       OPTIONS       COMPENSATION(3)
--------------------------------   --------   -----------   -------   -------------   ----------------
 Scott Scherr                        1999      $255,518        $0          4,108           $2,500
  Chairman of the Board,             1998       239,774         0              0            2,500
  President and Chief                1997       200,000         0        316,725            2,084
  Executive Officer

 Alan Goldstein, M.D.                1999       259,615         0          3,756            2,500
  Executive Vice President and       1998       219,231         0              0            2,500
  Chief Technology Officer           1997       200,000         0        244,880            2,375

 Mitchell K. Dauerman                1999       233,654         0         78,591            2,500
  Executive Vice President,          1998       209,615         0              0            2,500
  Chief Financial Officer            1997       200,000         0         86,012            2,375
  and Treasurer

 James M. Alu                        1999       206,731         0         52,998            2,500
  Executive Vice President           1998       175,000         0              0            2,500
  and Chief Operating Officer        1997       150,000         0         30,357            2,375

----------------

(1)  Marc D. Scherr, Vice Chairman of the Company, became an executive officer of the Company effective March 1, 2000. Since he was not an executive officer before that date, Mr. Marc D.
     Scherr is not included in this table or the tables below with respect to option grants.

(2)  During 1999, there were 27 pay periods as compared to 26 pay periods for each of the calendar years 1998 and 1997.

(3)  Consists of contributions by the Company to the Company's 401(k) Plan on behalf of the executive officers indicated.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1999 to the Company's Chief Executive Officer and all other executive officers of the Company:

                                                                                         POTENTIAL REALIZABLE
                                                     INDIVIDUAL GRANTS                     VALUE AT ASSUMED
                                                 ---------------------------                ANNUAL RATES OF
                                   NUMBER OF         % OF                              STOCK PRICE APPRECIATION
                                  SECURITIES     TOTAL OPTIONS                            FOR OPTION TERM(1)
                                  UNDERLYING      GRANTED TO      EXERCISE OR   ---------------------------------------
                                    OPTIONS      EMPLOYEES IN     BASE PRICE     EXPIRATION
NAME                                GRANTED       FISCAL YEAR      ($/SH)(2)        DATE           5%           10%
------------------------------   ------------   --------------   ------------   -----------   -----------   -----------
Scott Scherr .................       4,108            0.29%        $  7.75        1/27/09      $ 20,022      $ 50,740
Alan Goldstein, M.D. .........       3,756            0.27%           7.75        1/27/09        18,306        46,392
Mitchell K. Dauerman .........       3,591            0.26%           7.75        1/27/09        17,502        44,354
                                    75,000            5.35%           7.63       10/21/09       359,885       912,019
James M. Alu .................       2,998            0.21%           7.75        1/27/09        14,612        37,030
                                    50,000            3.56%           7.63       10/21/09       239,923       608,013

----------------

(1)  The potential realizable value of each grant of options assumes that the market price of the underlying security appreciates in value from the date of grant to the end of the option (i.e., over the term of the option) at the annualized rates indicated.

(2)  The exercise or base price for stock options granted to the executive officers in 1999 was equal to the market price of the underlying security at the date of grant.

                                        9

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND OPTION VALUES AT FISCAL YEAR-END

     The following table sets forth, for the Company's Chief Executive Officer and all other executive officers of the Company, certain information concerning the exercise of stock options during 1999, including the value of unexercised options as of December 31, 1999:


                                   SHARES                       NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                  ACQUIRED                     UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                     ON          VALUE      OPTIONS AT DECEMBER 31, 1999          DECEMBER 31, 1999(1)
                                  EXERCISE     REALIZED    -------------------------------   ------------------------------
NAME                                 (#)          ($)       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------   ----------   ----------   -------------   ---------------   -------------   --------------
Scott Scherr .................          0      $      0       239,598             81,235      $1,401,256        $474,361
Alan Goldstein, M.D. .........          0             0       185,538             63,098       1,084,940         368,298
Mitchell K. Dauerman .........     15,000       126,285       143,701             79,549         952,459         441,003
James M. Alu .................          0             0        36,767             46,588         209,136         256,122

----------------

(1)  Options are in-the-money if the fair market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value at December 31, 1999 of $13.063 per share, less the exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     THE INFORMATION CONTAINED IN THIS REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE COMMISSION NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

     The Compensation Committee of the Board (the "Committee") is composed of two non-employee directors, Messrs. LeRoy A. Vander Putten and Rick Wilber, and is responsible for developing and approving the Company's compensation program for the executive officers, including the Chief Executive Officer, and other officers of the Company. In addition, the Committee oversees the Company's stock plans and such other benefits plans as the Company may from time to time maintain. The Board will appoint another non-employee director to the Committee to replace Mr. Wilber whose term as a director will end on May 18, 2000.

COMPENSATION PHILOSOPHY

     The executive compensation program is designed to attract and retain qualified executive officers who will contribute to the Company's long-term success, to reward executive officers for achieving the Company's strategic goals and to align the interests of the executive officers with those of the Company's stockholders. This philosophy is reflected in a compensation package that includes base salaries and benefits which are competitive with other software and technology companies of comparable size and incentive compensation which is related to the Company's achievement of specified financial and other performance targets and which includes the granting of stock options which creates a link between executive compensation and the interests of the Company's stockholders.

BASE SALARY AND BENEFITS

     In order to attract and retain qualified executives, the Company strives to offer competitive base salaries and employee benefits, including health care plans, a Section 401(k) Profit Sharing Plan and other employee benefit programs. The Committee establishes base salary levels for executives by comparison to industry compensation practices of other software and technology companies with revenues in the same range as that of the Company (the "Comparison"). In June 1999, the base salary of Mr. Dauerman was increased based on the Comparison. The base salaries of the other executive officers remained at the respective amounts established in July 1998.

INCENTIVE COMPENSATION

     In October 1998, the Company adopted the Incentive Compensation Plan (the "ICP") for executive officers. The ICP bonuses are a significant element of the Company's executive compensation program. The ICP is designed to reward executive officers and employees for the achievement of corporate goals. Annual bonuses under the ICP are based on actual performance measured against "key performance variables." For 1999, these variables were (i) the Company's "net income before bonuses" which is the Company's consolidated net income for the year before taxes and before the charge to earnings from bonuses, (ii) the Company's "license revenues", which are the Company's consolidated license revenues for the year and (iii) "management objectives" which are financial and other factors designated by the Committee for participants in the ICP.

     The Compensation Committee assigns a relative weight to each of the key performance variables to determine the portion of annual bonuses to be represented by each variable. In addition, "threshold," "target" and "maximum" objectives are set for each of the variables, and bonus payments, as a percentage of base salary, are established for each objective level. Bonuses are paid in the form of cash or stock options, issued under the Stock Option Plan. The per share purchase price of the Common Stock under the stock options is the fair market price of the Common Stock as of the date of grant. The Black-Scholes evaluation method is used for determining the number of stock options awarded in lieu of cash.

     When the Committee adopted the performance objectives of the ICP for 1998, it determined that any bonuses payable to executive officers would be payable in stock options. During January 1999, stock options under the ICP were granted to Messrs. Scott Scherr, Goldstein, Dauerman and Alu for an aggregate of 14,453 shares of Common Stock as a result of certain performance objectives achieved in 1998. In addition, Messrs. Alu and Dauerman were granted options for an aggregate of 125,000 shares of Common Stock in October 1999, reflecting increased responsibilities in their respective positions.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Committee determined the compensation for the fiscal year 1999 for the Company's Chief Executive Officer, Mr. Scott Scherr, based primarily on the Company's 1998 financial results versus Mr. Scherr's personal objectives and targets for the key performance variables under the ICP. Based on the foregoing, the Committee did not increase Mr. Scherr's base salary in 1999. No cash bonuses or stock options were granted to Mr. Scherr in 1999, except for stock options granted to Mr. Scherr in January 1999 in relation to performance objectives achieved in 1998 pursuant to the ICP. The Committee believes that Mr. Scherr is being appropriately compensated in a manner that relates to these performance criteria.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Federal tax law generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. One of the exceptions to the deduction limit is for "performance-based" compensation. The Committee believes the Stock Option Plan satisfies the requirements for "performance-based compensation," thereby exempting awards thereunder from the $1,000,000 compensation deduction limit. For this reason, and because the Company's annual cash compensation to its executive officers is currently below the $1,000,000 limit, the Company does not at this time anticipate any loss of deductibility under the Federal tax law for compensation paid to its executive officers. The Company was not denied a deduction under this law for any compensation paid to its executive officers during 1999.

                                        LeRoy A. Vander Putten, Chairman
                                        Rick Wilber
                                        Members of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee of the Board are Messrs. LeRoy A. Vander Putten and Rick Wilber. No executive officer of the Company has served as a member of the compensation committee of any other entity whose executive officers served as a member of the Compensation Committee of the Board.

                             STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder returns on the Company's Common Stock for the period covering June 2, 1998 (the first day of the trading pursuant to the Company's initial public offering of 3,250,000 shares of Common Stock at an offering price of $10 per share, the "IPO") through December 31, 1999, on a quarterly basis, except for June 1998 which covers the period June 2, 1998 through June 30, 1998, with the cumulative total return of The Nasdaq Stock Market - US (the "Nasdaq Market") Index and the Hambrecht & Quist Computer Software (the "H & Q Computer Software") Index for the same period.

COMPARISON OF NINETEEN-MONTH CUMULATIVE TOTAL RETURN (1) AMONG THE COMPANY, (2)
       THE NASDAQ MARKET INDEX AND (3) THE H & Q COMPUTER SOFTWARE INDEX.

                                                           CUMULATIVE TOTAL RETURN
                                     ------------------------------------------------------------------
                                        6/2/98    6/98    9/98   12/98    3/99    6/99    9/99    12/99
THE ULTIMATE SOFTWARE GROUP, INC.         100      93      95      71      73      52      75      131
NASDAQ STOCK MARKET (U.S.)                100     108      98     127     142     155     159      229
HAMBRECHT & QUIST COMPUTER SOFTWARE       100     109      91     106     105     120     134      240

----------------

(1)  Assumes the investment of $100 on June 2, 1998 and reinvestment of dividends (no dividends were declared on the Company's Common Stock during the period).

(2)  Prior to the IPO, the Company's Common Stock was not listed or quoted on any organized market system.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On October 21, 1999, the Company entered into a definitive consulting agreement (the "Consulting Agreement") with Aberdeen Strategic Capital LP ("Aberdeen") under which Aberdeen has been engaged to provide marketing, strategic and other advisory services to the Company. John R. Walter, a member of the Company's Board of Directors, is Chairman of the Management Advisory Board of Aberdeen and has minority ownership interests in Aberdeen and its general partner.

     As sole compensation for the services of Aberdeen and its affiliates under the Consulting Agreement, on October 21, 1999 the Company issued to Aberdeen a warrant (the "Warrant") to purchase 100,000 shares of the Company's Common Stock for $10 per share. The Warrant vests in eight quarterly increments of 12,500 shares, the first of which increments vested on October 22, 1999. No increment of shares shall vest if the Consulting Agreement has been terminated before the vesting date for such increment. The Warrant expires on July 22, 2003.

     In mid-1999, the Company moved its corporate headquarters into a new and larger facility located in Weston, Florida. On December 31, 1998, the Company executed a commercial office lease to lease all available square footage in this new facility, or approximately 40,000 square feet. The lessor for this facility is a limited partnership (the "Lessor") of which Mr. Marc D. Scherr, a director of the Company and an executive officer of the Company, effective March 1, 2000, and a corporation owned by Mr. Robert Manne, Vice President and General Counsel of the Company, are limited partners. Execution of the lease was approved by a majority of disinterested members of the Board of Directors of the Company. The annual rent payable under the lease is approximately $698,000. The Company believes that the terms of the lease are no less favorable than could be obtained from an unaffiliated party.

     In January 2000, the Lessor of the Company's new corporate headquarters sold the related building and land to a third-party corporation and is in the process of assigning the related commercial office lease to such third-party or an affiliate thereof. No material revisions to the commercial office lease are anticipated.

     Effective March 1, 2000, Mr. Marc D. Scherr, Vice Chairman of the Board, became solely employed by the Company. Until March 1, 2000, Mr. Scherr devoted a portion of his professional time, without salary, to assisting the Company's management in connection with its business operations generally and, in particular, the negotiation and development of the Company's business partner relationships. Prior to full employment with the Company, in his capacity as a director, Mr. Scherr did not receive the quarterly retainer payable to non-employee directors. (See "Director Compensation.") Prior to March 1, 2000, Mr. Scherr participated in the ICP and continues to participate in the ICP in his capacity as Vice Chairman and executive officer of the Company. Under the ICP, in 1999, Mr. Scherr received options to purchase 1,285 shares of Common Stock at $7.75 per share for performance in 1998. In addition, in 1999 the Company paid $150,000 to Mr. Scherr's then employer, Gerschel & Company ("Gerschel"), to reimburse it for Mr. Scherr's time and certain business-related expenses. Effective March 1, 2000, such reimbursements to Gerschel ceased.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were met during 1999, except that Mr. Marc Scherr inadvertently filed a late Form 5 for the acquisition of stock options granted to him in July 1998 under the Plan.

                STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Under the rules of the Commission, any proposal by a stockholder to be presented at the 2001 Annual Meeting of Stockholders and to be included in the Company's proxy statement must be received at the Company's principal corporate office: 2000 Ultimate Way, Weston, Florida 33326, no later than the close of business on December 11, 2000. Proposals should be sent to the attention of the Secretary of the Company. Any such stockholder proposal must comply with the applicable rules of the Commission.

     Under the Company's By-Laws, proposals of Stockholders not included in the proxy materials may be presented at the 2001 Annual Meeting of Stockholders only if the Company's Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to April 10, 2001, the first anniversary of the proxy statement in connection with the 2000 Annual Meeting of Stockholders (subject to exceptions if the 2001 Annual Meeting is advanced by more than thirty days and the proposal is a proper one for stockholder action).

                                  OTHER MATTERS

FINANCIAL STATEMENTS

     A copy of the Company's Annual Report to Stockholders, including therewith a copy of the Company's Annual Report on Form 10-K, for the year ended December 31, 1999 is being provided to stockholders with this Proxy Statement.

OTHER

     The Company is not aware of any other matters that may come before the Annual Meeting. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their best judgment.

                                        By Order of the Board of Directors:
                                        /s/ Vivian Maza
                                        -----------------------------------
                                        Vivian Maza
                                        Secretary

Weston, Florida
April 10, 2000

                                   DETACH HERE

                                      PROXY

                        THE ULTIMATE SOFTWARE GROUP, INC.

      PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 18, 2000

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

         The undersigned, revoking all prior proxies, hereby appoints Mitchell
K. Dauerman and Vivian Maza, with full power of substitution, as proxies to represent and vote, as designated herein, all the shares of stock of The Ultimate Software Group, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 2000 Ultimate Way, Weston, Florida, on Thursday, May 18, 2000, at 9:00 a.m., and at any adjournment thereof (the "Annual Meeting").

         In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN. Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company prior to the Annual Meeting or shall vote in person at the Annual Meeting.

SEE REVERSE SIDE                    CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                    DETACH HERE

PLEASE MARK YOUR VOTES
BY FIRMLY PLACING AN "X" IN
THE APPROPRIATE BOXES.

1.       To elect two directors to serve until the 2003 Annual Meeting.

NOMINEES:                                     FOR               WITHHELD

MARC D. SCHERR                                [ ]                  [ ]

JOHN R. WALTER                                [ ]                  [ ]

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                                          Date:
           ---------------------------------------       -------------

Signature:                                          Date:
           ---------------------------------------       -------------